Exhibit 5.1

212-373-3000

212-757-3990

April 28, 2011

Universal American Spin Corp.
Six International Drive, Suite 190
Rye Brook, New York 10573

Registration Statement on Form S-8
(Registration No. 333-172691)

Ladies and Gentlemen:

We have acted as special counsel to Universal American Spin Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of the Company, which is Post-Effective Amendment No. 1 to Amendment No. 1 to the Company’s Registration on Form S-4 (the “Form S-4”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”).  You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement.  The Registration Statement relates to the registration under the Act of up to 3,100,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), that may be issued by the Company in exchange for option shares, restricted shares and performance shares initially granted under the Universal American Financial Corp. 1998 Incentive Compensation Plan, as amended (the “Prior Plan”), which is to be assumed by the Company in connection with the sale of Universal American Corp.’s (“UAM”) Medicare Part D business to CVS Caremark Corporation (“CVS Caremark”) pursuant to the Agreement and Plan of Merger, dated as of December 30, 2010, by and among UAM, CVS Caremark and Ulysses Merger Sub, L.L.C., as amended on March 30, 2011 (the “Merger Agreement”) and the Separation Agreement, dated as of December 30, 2010, by and among UAM, the Company and, solely for the limited purposes specified therein, CVS Caremark, as amended on March 8, 2011 (the “Separation Agreement”).

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.     the Registration Statement;

2.     the Form S-4;

3.     the Prior Plan;

4.     the Merger Agreement;

5.     the Separation Agreement;

6.     the form of the Amended and Restated Certificate of Incorporation of the Company, incorporated by reference as Exhibit 4.1 to the Registration Statement (the “Certificate of Incorporation”); and

7.     the form of the Amended and Restated By-Laws of the Company, incorporated by reference as Exhibit 4.2 to the Registration Statement (the “By-Laws”).

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the certificate of incorporation, as amended, and by-laws, as amended, of the Company, certified by the Company as in effect on the date of this letter and copies of resolutions of the board of directors of the Company relating to the issuance of the Shares, certified by the Company and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below.  We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, (i) that the final Certificate of Incorporation filed with the Delaware Secretary of State will be in substantially the form incorporated by reference as an exhibit to the Registration Statement, (ii) the genuineness of all signatures, (iii) the legal capacity of all individuals who have executed any of the documents reviewed by us, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents,  (vi) the authenticity of all the latter documents and (vii) that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and when the Shares have been issued in the manner and for the consideration contemplated in the Merger Agreement and the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware.  Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP